For Immediate Release

                EFTC REPORTS FOURTH QUARTER AND YEAR-END RESULTS

DENVER, CO--March 30, 2000--EFTC Corporation (NASDAQ: EFTC), a leading provider of high-mix electronic manufacturing services, reported sales and earnings results for the fourth quarter and year ended December 31, 1999.

                          Summary of Financial Results
                 (Including restructuring and one-time charges)

                                              Quarter Ended December 31,            Year Ended December 31,
                                              --------------------------            -----------------------
                                                   1999             1998             1999             1998
                                                   ----             ----             ----             ----
Revenue *                                           $62,414        $ 58,447         $221,864         $226,780

Operating loss                                      (13,702)        (11,844)         (37,926)          (2,793)

Net loss                                            (20,106)         (7,857)         (67,557)          (4,178)

Net loss per share (basic and diluted)              $ (1.29)        $  (.51)        $  (4.35)        $   (.31)

         * Includes revenue of $9,588 from the Services division in Q4 of 1998, and $22,436 and $40,726 for the years ended December 31, 1999 and 1998, respectively. The Services Division was sold in September 1999.

                              Balance Sheet Summary
                                 (in Thousands)

                                                                                        December 31,

                                                                                  1999               1998
                                                                                  ----               ----

Trade receivables, net                                                            $  26,094           $ 34,123
Inventories, net                                                                     69,227             60,759
Other current assets                                                                  5,617              8,248
Property, plant and equipment, net                                                   23,577             38,619
Goodwill and other assets                                                            12,555             48,917
                                                                              --------------     --------------
                      Total assets                                                $ 137,070          $ 190,666
                                                                              ==============     ==============
Bank debt and notes payable                                                       $  42,994           $ 54,983
Accounts payable and other liabilities                                               66,652             40,703
Shareholders' equity                                                                 27,424             94,980
                                                                              --------------     --------------
                      Total liabilities and shareholders' equity                  $ 137,070          $ 190,666
                                                                              ==============     ==============

EFTC's revenue of $62 million for the fourth quarter of 1999 compares with $58 million reported in the fourth quarter of 1998, a 7% increase. After excluding the Services division (which was sold in September 1999) from Q4 1998 results, fourth quarter 1999 revenue increased 28% from $49 million in the fourth quarter of 1998. Sequentially, fourth quarter revenue increased 34% from the $46 million reported in the third quarter of 1999 (after adjusting for the sale of the Services division). Annual revenue for 1999 decreased 2% from $227 million reported in 1998 to $222 million this year. Excluding the Service's division revenue for both 1998 and 1999, annual revenue increased 7% from $186 million to $199 million.

The operating loss of $13.7 million for the fourth quarter of 1999 compares to an operating loss of $11.8 million for the same period last year. During the fourth quarter of 1999, EFTC recognized a charge of $4.2 million for a valuation allowance related to deferred tax assets, and a charge of $1.0 million related to the amortization of debt issuance costs due to a fourth quarter amendment to its credit agreement. During the fourth quarter of 1999, EFTC also incurred other charges totaling $11.8 million primarily for inventory and receivable reserves and other charges related to the resolution of issues with Honeywell International, Inc., including issues related to the closure of the Ft. Lauderdale division and the sale of the Tucson division. During the fourth quarter of 1998, EFTC recognized a $13.8 million charge associated with closing the Company's Rocky Mountain facility in Greeley, Colorado.

Since the fourth quarter of 1998, EFTC has taken several significant actions intended to improve its future profitability including plant consolidations, asset sales, significant new business with Honeywell, and the implementation of its Oracle ERP system at all manufacturing locations. "While 1999 was a difficult year; our organization is committed to realizing our vision as the undisputed leader in high mix electronics manufacturing services," said Jack Calderon, EFTC's chief executive officer. "We continue to create a platform that will be a best in class solution for OEMs with high mix needs. As our processes, tools, and systems mature, we expect EFTC will improve performance and gain a competitive advantage in our targeted market," he added.

EFTC, a provider of high-mix electronic services, is headquartered in Denver, Colorado and employs over 1,500 people nationwide. EFTC provides its services primarily to OEM customers in the avionics, medical, instrumentation, and communications industries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Certain of the statements contained in this press release, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include any assumptions that several significant actions taken will improve EFTC's future profitability, including plant consolidations, asset sales, significant new business, and completing the implementation of its Oracle ERP system to all manufacturing locations. Such forward-looking statements also include expectations that the platform being created will be the best in class solution for OEMs with high mix needs and that our processes, tools, and systems, once mature, will gain EFTC a competitive advantage and improve our financial results.

Factors that could cause actual results to differ materially include the following: business conditions and growth in the Company's industry and in the general economy; competitive factors; risks that orders may be subject to cancellation; risks due to shifts in market demand; risks inherent with predicting revenue and earnings outcomes; uncertainties involved in implementing improvements in the manufacturing process; uncertainties regarding potential tax refunds, uncertainties regarding application of accounting principles; and the risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.